EXHIBIT 12.1

                             SOLA INTERNATIONAL INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)
                                                                             PREDECESSOR
                                             SOLA INTERNATIONAL INC.          BUSINESS
                                       ------------------------------------  -----------
                                                                                EIGHT
                                                                FOUR MONTHS    MONTHS
                                       YEAR ENDED    YEAR ENDED    ENDED        ENDED
                                        MARCH 31,     MARCH 31,  MARCH 31,   NOVEMBER 30,
                                          1996          1995       1994         1993
                                       -----------  ----------- -----------  -----------
Income (loss) from continuing
 operations before income taxes......      $48,612      $21,222    $(67,332)     $16,990
                                       -----------  ----------- -----------  -----------

Fixed charges:
  Interest...........................       12,412       18,068       6,227        3,220
  Amortization of financing costs....          273          924         338            -
  Interest portion of rental expense.        1,790        1,690         331        1,184
                                       -----------  ----------- -----------  -----------
  Total..............................       14,475       20,682       6,896        4,404
                                       -----------  ----------- -----------  -----------

  TOTAL..............................      $63,087      $41,904    ($60,436)     $21,394
                                       ===========  =========== ===========  ===========

  Fixed charges......................      $14,475      $20,682     $ 6,896      $ 4,404
                                       ===========  =========== ===========  ===========

  Ratio of earnings to fixed charges.         4.36         2.03       -             4.86
                                       ===========  =========== ===========  ===========
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